Exhibit 99.1

Willdan Group Reports Strong

Fourth Quarter and Fiscal Year 2017 Results

Investment Community Conference Call Today at 5:30 p.m. Eastern Time

ANAHEIM, Calif. – March 8, 2018 – Willdan Group, Inc. (“Willdan”) (NASDAQ: WLDN), a provider of professional technical and consulting services, today reported financial results for its fourth quarter and fiscal year ended December 29, 2017 and provided its financial targets for fiscal year 2018.

Fiscal Year 2017 Highlights

•	Total contract revenue of $273.4 million, an increase of 31% over prior year
•	Net Revenue was $121.4 million, an increase of 16% over prior year
•	Net income of $12.1 million, an increase of 46% over prior year
•	Diluted earnings per share of $1.32, an increase of 36% over prior year

Fourth Quarter 2017 Highlights

•	Total contract revenue of $64.2 million, an increase of 12% over prior year
•	Income from operations of $3.0 million, an increase of 11% over prior year
•	Net income of $3.3 million, an increase of 110% over prior year
•	Diluted earnings per share of $0.36, an increase of 100% over prior year

For the fourth quarter of 2017, Willdan reported total contract revenue of $64.2 million and net income of $3.3 million, or $0.36 per diluted share.  This compares with total contract revenue of $57.4 million and net income of $1.6 million, or $0.18 per diluted share, for the fourth quarter of 2016.  For the fourth quarter of 2017, Net Revenue, defined as revenue, net of subcontractor services and other direct costs (see “Use of Non-GAAP Financial Measures” below), was $31.1 million, up 9.8% compared to the same period in fiscal year 2016. The increase in earnings per share was primarily attributable to higher revenue and a decrease in deferred tax expense. Adjusted Diluted EPS (see “Use of Non-GAAP Financial Measures” below), which excludes the one-time benefit from remeasuring deferred tax liabilities as a result of the legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”) enacted in December 2017, was $0.22, up from $0.18 in the prior year.

“We had a strong year in 2017, surpassing our long-term 20% growth targets,” said Tom Brisbin, Willdan’s Chairman and Chief Executive Officer.  “Importantly, through both organic growth and our acquisition activity, we continue to improve the diversification of our revenue across geographies, customers, and project types.  We anticipate another positive year in 2018, as a number of significant new programs ramp-up including our Local Capacity Requirements program for San Diego Gas & Electric and recent wins from ComEd to expand our energy efficiency work in Illinois.  Through renegotiation and a change in our approach to executing certain programs, we expect to continue reducing the amount of equipment pass-through revenue we recognize with little or no margin.  This approach is expected to significantly improve our profit margin in 2018, and we expect to generate another year of strong earnings growth.”

Fourth Quarter 2017 Financial Highlights

Total contract revenue for the fourth quarter of 2017 was $64.2 million, an increase of 11.7% from $57.4 million for the fourth quarter of 2016. The increase was primarily due to growth in the Energy Efficiency Services segment, which increased revenue by 19.4% over the same quarter of the prior year.

Willdan Group, Inc.

Revenue, net of subcontractor services and other direct costs (see “Use of Non-GAAP Financial Measures” below), for the fourth quarter of 2017 was $31.1 million, an increase of 9.8% from $28.4 million for the fourth quarter of 2016.

Direct costs of contract revenue were $44.2 million for the fourth quarter of 2017, an increase of $4.8 million, or 12.3%, from $39.3 million for the fourth quarter of 2016.  The increase was primarily due to the expanded revenue base from new contracts in the Energy Efficiency Services segment.

Total general and administrative expenses for the fourth quarter of 2017 increased 10.3% to $17.0 million, from $15.4 million for the prior year period, due primarily to the need for increased staffing in support of the continuing growth in our Energy Efficiency Services and Engineering Services segments.

We recorded an income tax benefit of $0.3 million in the fourth quarter of 2017, compared to income tax expense of $1.1 million for the prior year period.  On December 22, 2017, the Tax Act was enacted into law, which, among other items, lowered the U.S. corporate tax rate from 35% to 21%, effective January 1, 2018. As a result of the Tax Act, we recorded a one-time decrease in deferred tax expense of $1.3 million for the fiscal quarter ended December 29, 2017 to account for the remeasurement of our deferred tax assets and liabilities on the enactment date.

Net income for the fourth quarter of 2017 was $3.3 million, or $0.36 per diluted share, as compared to net income of $1.6 million, or $0.18 per diluted share, for the fourth quarter of 2016.

The growth in Net Revenue and improvement in project profitability enabled Adjusted EBITDA (see “Use of Non-GAAP Financial Measures” below) to increase 24.6% to $5.3 million for the fourth quarter of 2017, as compared to $4.3 million for the fourth quarter of 2016.  Adjusted EBITDA as a percentage of Net Revenue, was 17.0% in the fourth quarter of 2017, as compared with 15.0% for the fourth quarter of 2016.

Fiscal Year 2017 Financial Highlights

Total contract revenue for fiscal year 2017 was $273.4 million, an increase of 30.8% from $208.9 million for fiscal year 2016. The increase was primarily due to new projects and new customers in the Energy Efficiency Services and Engineering segments, which increased revenue 40.7% and 9.8%, respectively, from fiscal year 2016.

Direct costs of contract revenue increased 37.3% to $196.7 million, or 71.9% of contract revenue, for fiscal year 2017, compared to $143.3 million, or 68.6% of contract revenue, for fiscal year 2016.  The assets we purchased from Genesys on March 4, 2016 incurred a total of $56.8 million in direct costs of contract revenue for fiscal year 2017, which also accounts for most of the increase in direct costs as a percentage of revenue, as Genesys’ projects tend to have a significantly higher percentage of equipment and subcontractor costs than much of the rest of Willdan’s business mix.

Net Revenue for fiscal year 2017 increased 16.0% to $121.4 million, compared with $104.7 million for fiscal year 2016.

Total general and administrative expenses for fiscal year 2017 were $63.0 million, an increase of 16.3% from $54.1 million for the prior fiscal year, primarily due to an increase in general and administrative expenses to support the growth of the Energy Efficiency Services segment.

We recorded income tax expense of $1.6 million for fiscal year 2017, compared to income tax expense of $3.1 million for the prior fiscal year.  The effective tax rate for fiscal year 2017 was 11.4%, as compared to 27.0% for fiscal year 2016.  The reduction in the year-over-year effective tax rate for fiscal year 2017 was primarily attributable to increased deductions for stock options and disqualifying dispositions and the impact of the Tax Act, partially offset by energy efficient commercial building deductions utilized in 2016, which were not available for use in 2017.

Net income for fiscal year 2017 was $12.1 million, or $1.32 per diluted share, as compared to net income of $8.3 million, or $0.97 per diluted share, for fiscal year 2016.

The growth in Net Revenue enabled Adjusted EBITDA to grow 32.8% to 21.8 million for fiscal year 2017, compared with $16.4 million for fiscal year 2016.  Adjusted EBITDA as a percentage of Net Revenue, was 18.0% for fiscal year 2017, as compared with 15.7% for fiscal year 2016.

Willdan Group, Inc.

Balance Sheet

Willdan reported $14.4 million in cash and cash equivalents at December 29, 2017, as compared to $22.7 million at December 30, 2016.  The decrease in cash and cash equivalents was primarily due to cash paid for the acquisition of Integral Analytics of $15.0 million, payments of $5.9 million for contingent consideration and on notes payable related to our prior acquisitions and $2.2 million for purchases of equipment and leasehold improvements, which was partially offset by cash proceeds from stock option exercises and proceeds from sales of common stock under our employee stock purchase plan of $2.7 million and cash provided by operations of $11.1 million.

Outlook

Willdan has provided the following financial targets for fiscal year 2018:

•	Total Net Revenue of $130 - $140 million
•	Diluted earnings per share before stock-based compensation expense of $1.95 - $2.05
•	Effective tax rate of approximately 23%
•	Diluted share count of 9.3 million shares
•	Depreciation of approximately $2.0 million
•	Amortization of approximately $3.0 million

Over the long-term, Willdan continues to target both organic and acquisitive Net Revenue growth of greater than 10%, resulting in total Net Revenue growth of greater than 20% per year.

Conference Call Details and Investor Report

Chief Executive Officer Thomas Brisbin and Chief Financial Officer Stacy McLaughlin will host a conference call today, March 8, 2018, at 5:30 p.m. Eastern/2:30 p.m. Pacific to discuss Willdan’s financial results and provide a business update.

Interested parties may participate in the conference call by dialing 866-548-4713 and providing conference ID 7721987.  The conference call will be webcast simultaneously on Willdan’s website at www.willdan.com under and the replay will be archived for at least 12 months.

The telephonic replay of the conference call may be accessed following the call by dialing 888-203-1112 and entering the passcode 7721987.  The replay will be available through March 22, 2018.

An Investor Report containing supplemental financial information can also be accessed on the home page of Willdan’s investor relations website.

About Willdan Group, Inc.

Willdan provides professional technical and consulting services, including comprehensive energy efficiency services, for utilities, private industry and public agencies throughout the United States. Willdan’s service offerings span a broad range of complementary services including energy efficiency and sustainability, engineering, construction management and planning, economic and financial consulting and national preparedness and interoperability. Willdan provides integrated technical solutions to extend the reach and resources of its clients and provides all services through its subsidiaries specialized in each segment. For additional information, visit Willdan's website at www.willdan.com.

Use of Non-GAAP Financial Measures

“Net Revenue,” a non-GAAP financial measure, is a supplemental measure that Willdan believes enhances investors’ ability to analyze our business trend and performance because it substantially measures the work performed by our employees. In the course of providing services, Willdan routinely subcontracts various services. Generally, these subcontractor services and other direct costs are passed through to our clients and, in accordance with U.S. generally

Willdan Group, Inc.

accepted accounting principles (“GAAP”) and industry practice, are included in our revenue when it is our contractual responsibility to procure or manage these activities. Because subcontractor services and other direct costs can vary significantly from project to project and period to period, changes in revenue may not necessarily be indicative of our business trends. Accordingly, Willdan segregates costs from revenue to promote a better understanding of our business by evaluating revenue exclusive of costs associated with external service providers. A reconciliation of contract revenue as reported in accordance with GAAP to revenue, net of subcontractor services and other direct costs is provided at the end of this news release.

Adjusted EBITDA is a supplemental measure used by Willdan’s management to measure its operating performance. Willdan defines Adjusted EBITDA as net income (loss) plus interest expense (income), income tax expense (benefit), stock-based compensation, interest accretion and depreciation and amortization. Adjusted EBITDA is not a measure of net income (loss) determined in accordance with GAAP. Willdan believes Adjusted EBITDA is useful because it allows Willdan’s management to evaluate its operating performance and compare the results of its operations from period to period and against its peers without regard to its financing methods, capital structure and non-operating expenses. Willdan uses Adjusted EBITDA to evaluate its performance for, among other things, budgeting, forecasting and incentive compensation purposes.

Adjusted EBITDA has limitations as an analytical tool and should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s costs of capital, stock-based compensation, as well as the historical costs of depreciable assets. Willdan’s definition of Adjusted EBITDA may also differ from those of many companies reporting similarly named measures. Willdan believes Adjusted EBITDA is useful to investors, research analysts, investment bankers and lenders because it removes the impact of certain non-operational items from its operational results, which may facilitate comparison of its results from period to period.  A reconciliation of net income as reported in accordance with GAAP to Adjusted EBITDA is provided at the end of this news release.

“Adjusted Net Income” is a supplemental measure used by Willdan’s management to measure its operating performance. Willdan defines Adjusted Net Income as net income plus stock compensation expense and impact of state net operating loss carryover minus the tax benefit from the remeasurement of deferred tax liabilities. Adjusted Net Income has limitations as an analytical tool and should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP. A reconciliation of net income as reported in accordance with GAAP to Adjusted Net Income is provided at the end of this news release.

“Adjusted Diluted EPS” is a supplemental measure used by Willdan’s management to measure its operating performance. Willdan defines Adjusted Diluted EPS as Adjusted Net Income divided by the diluted weighted-average shares outstanding. Adjusted Diluted EPS has limitations as an analytical tool and should not be considered as an alternative to, or more meaningful than, diluted EPS as determined in accordance with GAAP. A reconciliation of diluted EPS as reported in accordance with GAAP to Adjusted Diluted EPS is provided at the end of this news release.

Willdan’s definition of revenue, net of subcontractor services and other direct costs (Net Revenue), Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS may differ from other companies reporting similarly named measures. These measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP, such as contract revenue and net income.

Willdan Group, Inc.

Forward Looking Statements

Statements in this press release that are not purely historical, including statements regarding Willdan’s intentions, hopes, beliefs, expectations, representations, projections, estimates, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Willdan’s targets for fiscal year 2018 and the expected benefits of Willdan’s acquisition of Integral Analytics. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk that Willdan will not be able to expand its services or meet the needs of customers in markets in which it operates. It is important to note that Willdan’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, Willdan’s ability to adequately complete projects in a timely manner, Willdan’s ability to compete successfully in the highly competitive energy efficiency services market, changes in state, local and regional economies and government budgets, Willdan’s ability to win new contracts, to renew existing contracts (including with its two primary customers) and to compete effectively for contracts awards through bidding processes and Willdan’s ability to successfully integrate its acquisitions and execute on its growth strategy. Willdan’s business could be affected by a number of other factors, including the risk factors listed from time to time in Willdan’s reports filed with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K filed for the year ended December 30, 2016 and the Quarterly Report on Form 10-Q for the quarter ended September 29, 2017. Willdan cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Willdan disclaims any obligation to, and does not undertake to, update or revise any forward-looking statements in this press release.

Willdan Group, Inc.

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 29,	December 30,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$14,424,000	$22,668,000
Accounts receivable, net of allowance for doubtful accounts of $369,000 and $785,000 at December 29, 2017 and December 30, 2016, respectively	38,441,000	30,285,000
Costs and estimated earnings in excess of billings on uncompleted contracts	24,732,000	18,988,000
Other receivables	1,833,000	699,000
Prepaid expenses and other current assets	3,760,000	2,601,000
Total current assets	83,190,000	75,241,000
Equipment and leasehold improvements, net	5,306,000	4,511,000
Goodwill	38,184,000	21,947,000
Other intangible assets, net	10,666,000	5,941,000
Other assets	826,000	707,000
Total assets	$138,172,000	$108,347,000
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$20,826,000	$17,395,000
Accrued liabilities	23,293,000	19,049,000
Contingent consideration payable	4,246,000	1,925,000
Billings in excess of costs and estimated earnings on uncompleted contracts	7,321,000	8,377,000
Notes payable	383,000	3,972,000
Capital lease obligations	289,000	334,000
Total current liabilities	56,358,000	51,052,000
Contingent consideration payable	5,062,000	2,537,000
Notes payable	2,500,000	2,074,000
Capital lease obligations, less current portion	160,000	210,000
Deferred lease obligations	614,000	714,000
Deferred income taxes, net	2,463,000	1,842,000
Other noncurrent liabilities	363,000	—
Total liabilities	67,520,000	58,429,000

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized; 8,799,000 and 8,348,000 shares issued and outstanding at December 29, 2017 and December 30, 2016, respectively	88,000	83,000
Additional paid-in capital	50,976,000	42,376,000
Retained earnings	19,588,000	7,459,000
Total stockholders’ equity	70,652,000	49,918,000
Total liabilities and stockholders’ equity	$138,172,000	$108,347,000

Willdan Group, Inc.

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Year Ended
	December 29,	December 30,	December 29,	December 30,
	2017	2016	2017	2016

Contract revenue	$64,161,000	$57,425,000	$273,352,000	$208,941,000

Direct costs of contract revenue (inclusive of directly related depreciation and amortization):
Salaries and wages	11,149,000	10,271,000	44,743,000	39,024,000
Subcontractor services and other direct costs	33,038,000	29,075,000	151,919,000	104,236,000
Total direct costs of contract revenue	44,187,000	39,346,000	196,662,000	143,260,000

General and administrative expenses:
Salaries and wages, payroll taxes and employee benefits	10,442,000	8,049,000	36,534,000	31,084,000
Facilities and facility related	1,146,000	1,107,000	4,624,000	4,085,000
Stock-based compensation	782,000	507,000	2,774,000	1,239,000
Depreciation and amortization	1,053,000	896,000	3,949,000	3,204,000
Other	3,557,000	4,831,000	15,105,000	14,525,000
Total general and administrative expenses	16,980,000	15,390,000	62,986,000	54,137,000
Income from operations	2,994,000	2,689,000	13,704,000	11,544,000

Other income (expense):
Interest expense, net	(23,000)	(42,000)	(111,000)	(179,000)
Other, net	42,000	—	98,000	2,000
Total other expense, net	19,000	(42,000)	(13,000)	(177,000)
Income before income taxes	3,013,000	2,647,000	13,691,000	11,367,000

Income tax expense	(277,000)	1,078,000	1,562,000	3,068,000
Net income	$3,290,000	$1,569,000	$12,129,000	$8,299,000

Earnings per share:
Basic	$0.38	$0.19	$1.42	$1.01
Diluted	$0.36	$0.18	$1.32	$0.97

Weighted-average shares outstanding:
Basic	8,689,000	8,334,000	8,541,000	8,219,000
Diluted	9,231,000	8,959,000	9,155,000	8,565,000

Willdan Group, Inc.

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Year Ended
	December 29,	December 30,
	2017	2016
Cash flows from operating activities:
Net income	$12,129,000	$8,299,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,082,000	3,220,000
Deferred income taxes, net	621,000	1,225,000
Loss (gain) on sale/disposal of equipment	27,000	4,000
(Recovery of) provision for doubtful accounts	(189,000)	216,000
Stock-based compensation	2,774,000	1,239,000
Accretion and fair value adjustments of contingent consideration	1,156,000	21,000
Changes in operating assets and liabilities, net of effects from business acquisitions:
Accounts receivable	(7,412,000)	1,288,000
Costs and estimated earnings in excess of billings on uncompleted contracts	(5,744,000)	(4,057,000)
Other receivables	(1,126,000)	82,000
Prepaid expenses and other current assets	(1,096,000)	(519,000)
Other assets	25,000	(169,000)
Accounts payable	3,186,000	206,000
Accrued liabilities	4,329,000	8,409,000
Billings in excess of costs and estimated earnings on uncompleted contracts	(1,593,000)	2,159,000
Deferred lease obligations	(100,000)	(23,000)
Net cash provided by operating activities	11,069,000	21,600,000
Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(2,178,000)	(1,662,000)
Proceeds from sale of equipment	—	15,000
Cash paid for acquisitions, net of cash acquired	(14,603,000)	(8,857,000)
Net cash used in investing activities	(16,781,000)	(10,504,000)
Cash flows from financing activities:
Payments on contingent consideration	(1,709,000)	(1,284,000)
Payments on notes payable	(4,164,000)	(4,378,000)
Proceeds from notes payable	—	733,000
Borrowings under line of credit	1,000,000	—
Principal payments on capital lease obligations	(390,000)	(522,000)
Proceeds from stock option exercise	1,901,000	327,000
Proceeds from sales of common stock under employee stock purchase plan	830,000	209,000
Net cash used in financing activities	(2,532,000)	(4,915,000)
Net (decrease) increase in cash and cash equivalents	(8,244,000)	6,181,000
Cash and cash equivalents at beginning of period	22,668,000	16,487,000
Cash and cash equivalents at end of period	$14,424,000	$22,668,000
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$111,000	$179,000
Income taxes	2,750,000	1,875,000
Supplemental disclosures of noncash investing and financing activities:
Issuance of notes payable related to business acquisitions	$—	$4,569,000
Issuance of common stock related to business acquisitions	3,100,000	2,228,000
Contingent consideration related to business acquisitions	5,400,000	—
Other payable for working capital adjustment	113,000	—
Equipment acquired under capital leases	294,000	373,000

Willdan Group, Inc.

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Revenue to Net Revenue

(Non-GAAP Measure)

	Three Months Ended		Year Ended
	December 29,	December 30,	December 29,	December 30,
	2017	2016	2017	2016
Contract revenue	$64,161,000	$57,425,000	$273,352,000	$208,941,000
Subcontractor services and other direct costs	33,038,000	29,075,000	151,919,000	104,236,000
Net Revenue	$31,123,000	$28,350,000	$121,433,000	$104,705,000

Willdan Group, Inc.

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to Adjusted EBITDA

(Non-GAAP Measure)

	Three Months Ended		Year Ended
	December 29,	December 30,	December 29,	December 30,
	2017	2016	2017	2016
Net income	$3,290,000	$1,569,000	$12,129,000	$8,299,000
Interest expense	23,000	42,000	111,000	179,000
Income tax expense (benefit)	(277,000)	1,078,000	1,562,000	3,068,000
Stock-based compensation	782,000	507,000	2,774,000	1,239,000
Interest accretion(1)	377,000	161,000	1,156,000	439,000
Depreciation and amortization	1,106,000	896,000	4,082,000	3,204,000
Adjusted EBITDA	$5,301,000	$4,253,000	$21,814,000	$16,428,000

(1)

Interest accretion represents the imputed interest on the earn-out payments to be paid by us in connection with the acquisitions of Abacus Resource Management Company and substantially all of the assets of 360 Energy Engineers, LLC in January 2015 and the acquisition of Integral Analytics in July 2017.

Willdan Group, Inc.

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to Adjusted Net Income and Adjusted Diluted EPS

(Non-GAAP Measure)

	Three Months Ended		Year Ended
	December 29,	December 30,	December 29,	December 30,
	2017	2016	2017	2016
Net income	$3,290,000	$1,569,000	$12,129,000	$8,299,000
Adjustment for remeasurement of deferred tax liabilities	(1,277,000)	—	(1,277,000)	—
Adjustment for stock-based compensation	782,000	507,000	2,774,000	1,239,000
Adjusted Net Income	2,795,000	2,076,000	13,626,000	9,538,000

Diluted weighted-average shares outstanding	9,231,000	8,959,000	9,155,000	8,565,000

Diluted earnings per share	$0.36	$0.18	$1.32	$0.97
Impact of adjustment:
Remeasurement of deferred tax liabilities	(0.14)	—	(0.14)	—
Stock-based compensation	0.08	0.06	0.30	0.14
Adjusted Diluted EPS	$0.30	$0.23	$1.49	$1.11

Willdan Group, Inc.

Willdan Group, Inc. and Subsidiaries

Reconciliation of Diluted EPS to Adjusted Diluted EPS Guidance

(Non-GAAP Measure)

	2018 Guidance

	High	Low
Diluted earnings per share	$1.60	$1.70
Stock-based compensation expense	0.35	0.35
Adjusted Diluted EPS	$1.95	$2.05

Willdan Group, Inc.

Contact:

Willdan Group, Inc.

Stacy McLaughlin

Chief Financial Officer

Tel: 714-940-6300

smclaughlin@willdan.com

Or

Investor/Media Contact

Financial Profiles, Inc.

Tony Rossi

Tel: 310-622-8221

trossi@finprofiles.com